Exhibit 99(e)(1)

Underwriting Agreement for

Mercer Funds

Effective as of the closing of the sale of MGI Funds Distributors, LLC to Foreside Distributors, LLC by The Bank of New York Mellon Corporation, Mercer Funds (the “Fund Company”), on behalf of each series thereof (each a “Fund” and collectively, the “Funds”) and MGI Funds Distributors, LLC (formerly known as MGI Funds Distributors, Inc.) (the “Distributor”) hereby enter into this Underwriting Agreement on terms identical to those of the underwriting agreement between the parties effective as of July 1, 2010 (the “Existing Agreement”) except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this agreement shall continue for an initial one-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Funds’ board of trustees or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the trustees who are not parties to this agreement and who are not interested persons (as defined in the 1940 Act) of any party to this agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Funds’ board of trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, or by Distributor. This agreement may be terminated with respect to one or more Funds, or with respect to the entire Fund Company. This agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Underwriting Agreement to be executed as of the day and year first above written.

Mercer Funds		MGI Funds Distributors, LLC

By:	/s/ Tom Murphy	By:	/s/ John F. Fulgoney

Name:	Tom Murphy	Name:	John F. Fulgoney

Title:	President	Title:	President

Date:	3/23/12	Date:	3/23/12

Underwriting Agreement for:

MGI Funds

Effective as of the closing of the sale of PNC Global Investment Servicing Inc. (“PGIS”), the indirect parent of PFPC Distributors, Inc. to THE BANK OF NEW YORK MELLON CORPORATION by THE PNC FINANCIAL SERVICES GROUP, INC., MGI Funds (the “Fund Company”), on behalf of each series thereof (each a “Fund” and collectively, the “Funds”) and MGI Funds Distributors, Inc. (the “Distributor”) hereby enter into this Underwriting Agreement on terms identical to those of the underwriting agreement between the parties effective as of July 1, 2005 (the “Existing Agreement”) except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this agreement shall continue for an initial one-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Fund Company’s board of trustees or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the trustees who are not parties to this agreement and who are not interested persons (as defined in the 1940 Act) of any party to this agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Fund Company’s board of trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, or by MGI Funds Distributors, Inc. This agreement may be terminated with respect to one or more Funds, or with respect to the entire Fund Company. This agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Underwriting Agreement to be executed as of the day and year first above written.

MGI FUNDS

By:	/s/ Kenneth Crotty

Name:	Kenneth Crotty

Title:	Vice President

Date:	July 1, 2010

MGI FUNDS DISTIBUTORS, INC.

By:	/s/ Tom Deck

Name:	Tom Deck

Title:	President

Date:	June 29, 2010

UNDERWRITING AGREEMENT

THIS AGREEMENT is made as of July 1, 2005, by and between MGI Funds Distributors, Inc., a Massachusetts corporation (“MFDI”), and MGI Funds, a Delaware statutory trust (the “Fund”).

W I T N E S S E T H:

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and is currently offering shares of beneficial interest (such shares of all series are hereinafter called the “Shares”), representing interests in investment portfolios of the Fund identified on Exhibit A hereto (the “Portfolios”) which are registered with the Securities and Exchange Commission (the “SEC”) pursuant to the Fund’s Registration Statement on Form N-1A (the “Registration Statement”); and

WHEREAS, the Fund wishes to retain MFDI to serve as distributor for the Portfolios to provide for the sale and distribution of the Shares of the Portfolios identified on Exhibit A and for such additional classes or series as the Fund may issue, and MFDI wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Definitions. As used in this Agreement:

(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)	“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund’s Board of Trustees to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person’s scope of authority may
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be limited by setting forth such limitations in a written document signed by both parties hereto.

(d)	“NASD” means the National Association of Securities Dealers, Inc.

(e)	“Oral Instructions” mean oral instructions received by MFDI from an Authorized Person or from a person reasonably believed by MFDI to be an Authorized Person. MFDI may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(f)	“Registration Statement” means any Registration Statement and any Prospectus and any Statement of Additional Information relating to the Fund filed with the SEC and any amendments or supplements thereto at any time filed with the SEC.

(g)	“Securities Laws” mean the 1933 Act, the 1934 Act, and the 1940 Act.

(h)	“Written Instructions” mean (i) written instructions signed by an Authorized Person and received by MFDI, or (ii) trade instructions transmitted (and received by MFDI) by means of an electronic transaction reporting system, access to which requires use of a password or other authorized identifier. The Written Instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

(i)	Appointment. The Fund hereby appoints MFDI to serve as the distributor of the Fund’s Shares in accordance with the terms set forth in this Agreement. MFDI accepts such appointment and agrees to furnish such services. MFDI agrees not to engage in any business activity other than as the principal underwriter for the Fund, unless the Fund has otherwise agreed in writing to such activity. Nothing herein
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shall be intended to prevent MFDI’s affiliated persons (as defined in the 1940 Act) from engaging in other business activities.

2.	Compliance with Rules and Regulations.

(a)	MFDI undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by MFDI hereunder. Except as specifically set forth herein, MFDI assumes no responsibility for such compliance by the Fund or any other entity.

(b)	MFDI undertakes to furnish the Fund with properly certified copies of all compliance policies and procedures of MFDI relating to its distribution responsibilities under this Agreement which have been prepared in accordance with Rule 38a-1 under the 1940 Act, in order to permit the Board of Trustees of the Fund to meet its obligations under Rule 38a-1 under the 1940 Act. Furthermore, MFDI will cooperate with the Fund in connection with the review by the Fund’s Chief Compliance Officer of MFDI’s distribution operations in connection with the preparation of the yearly written report to the Board of Trustees of the Fund contemplated by Rule 38a-1(a)(4)(iii) under the 1940 Act. MFDI will promptly furnish the Fund with copies of all amendments to the foregoing compliance policies and procedures.

3.	Instructions.

(a)	Unless otherwise provided in this Agreement, MFDI shall act only upon Oral Instructions or Written Instructions.
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(b)	MFDI shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by MFDI to be an Authorized Person) pursuant to this Agreement. MFDI may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Trustees or of the Fund’s shareholders, unless and until MFDI receives Written Instructions to the contrary.

(c)	The Fund agrees to forward to MFDI Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by MFDI or its affiliates) so that MFDI receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by MFDI or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or MFDI’s ability to rely upon such Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, MFDI shall incur no liability to the Fund in acting upon such Oral Instructions or Written Instructions, provided that MFDI’s actions comply with the other provisions of this Agreement.

4.	Right to Receive Advice.

(a)	Advice of the Fund. If MFDI is in doubt as to any action it should or should not take, MFDI may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.
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(b)	Advice of Counsel. If MFDI shall be in doubt as to any question of law pertaining to any action it should or should not take, MFDI may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment advisor or MFDI, at the option of MFDI).

(c)	Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions MFDI receives from the Fund, and the advice it receives from counsel, MFDI may rely upon and follow the advice of counsel. In any such case, MFDI will use its reasonable efforts to contact the Fund prior to or promptly after taking any actions inconsistent with Instructions previously received from the Fund.

(d)	Protection of MFDI. MFDI shall be protected in any action it takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions it receives from the Fund or from counsel and which MFDI believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon MFDI (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of MFDI properly taking or not taking such action.

5.	Records; Visits. The books and records pertaining to the Fund, which are in the possession or under the control of MFDI, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other
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applicable securities laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all times during MFDI’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by MFDI to the Fund or to an Authorized Person, at the Fund’s expense.

6.	Confidentiality.

(a)	Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or MFDI, their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or MFDI a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of
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the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted, and upon request, will to the extent reasonable, coordinate any such production with the Fund and the Fund’s counsel); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) release of such information by MFDI is necessary or desirable in connection with the provision of services under this Agreement; or (h) has been or is independently developed or obtained by the receiving party.

(b)	Notwithstanding any provision herein to the contrary, each party hereto agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “Act”), disclosed by a party hereunder is for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.
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(c)	The parties acknowledge that there will be instances where each party will have in its possession the same Nonpublic Information that was obtained outside of the relationship contemplated under this Agreement that is the same Nonpublic Information that is obtained pursuant to this Agreement (“Non-Proprietary Customer Information”). The parties agree that disclosure of Non-Proprietary Customer Information shall be subject to the policies and procedures of the respective parties and the provisions provided of this Section 7 shall not apply to Non-Proprietary Customer Information.

7.	Compensation.

(a)	As compensation for services rendered by MFDI during the term of this Agreement, the Fund or the Fund’s investment advisor, Mercer Global Investments, Inc. (“MGI”), will pay to MFDI a fee or fees as may be agreed to from time to time in writing by the Fund or MGI and MFDI. The Fund acknowledges that-MFDI may receive float benefits and/or investment earnings in connection with maintaining certain accounts required to provide services under this Agreement.

(b)	The undersigned hereby represents and warrants to MFDI that (i) the terms of this Agreement; (ii) the fees and expenses associated with this Agreement; and (iii) any benefits accruing to MFDI or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by MFDI to such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of Trustees of the Fund and that, if required by applicable law, such Board of Trustees has approved
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or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

8.	Indemnification.

(a)	The Fund agrees to indemnify and hold harmless MFDI and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which MFDI takes in reliance upon Oral or Written Instructions received from the Fund or which MFDI is required or expressly allowed to take or refrain from taking in accordance with the provisions of this Agreement. Neither MFDI, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by MFDI or its affiliates’ own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement. MFDI shall not make any claim for any amounts payable by the Fund hereunder except against the relevant Portfolio’s assets and not against the assets of any other investment Portfolio of the Fund.

(b)	The Fund agrees to indemnify and hold harmless MFDI, its officers, directors, and employees, and any person who controls MFDI within the meaning of Section 15 of the 1933 Act, free and harmless (a) from and against any and all claims, costs, expenses (including reasonable attorneys’ fees) losses, damages, charges, payments and liabilities of any sort or kind which MFDI, its officers, directors, employees or any such controlling person may incur under the 1933 Act, under any
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other statute, at common law or otherwise, arising out of or based upon: (i) any untrue statement, or alleged untrue statement, of a material fact contained in the Fund’s Registration Statement, Prospectus, Statement of Additional Information, or sales literature (including amendments and supplements thereto), or (ii) any omission, or alleged omission, to state a material fact required to be stated in the Fund’s Registration Statement, Prospectus, Statement of Additional Information or sales literature (including amendments or supplements thereto), necessary to make the statements therein not misleading; provided, however, that insofar as losses, claims, damages, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with information furnished to the Fund by MFDI or its affiliated persons for use in the Fund’s Registration Statement, Prospectus, or Statement of Additional Information or sales literature (including amendments or supplements thereto), such indemnification is not applicable, and (b) from and against any and all such claims, demands, liabilities and expenses (including such costs and reasonable counsel fees) which MFDI, it officers and directors, or such controlling person, may incur in connection with this Agreement or MFDI’s performance hereunder (but excluding such claims, demands, liabilities and expenses (including such costs and reasonable counsel fees) arising out of or based upon any untrue statement, or alleged untrue statement, of a material fact contained in any Registration Statement or any Prospectus or arising out of or based upon any omission, or alleged omission, to state a material fact required to be stated in either any Registration Statement or any Prospectus or necessary to make the statements
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in either thereof not misleading), unless such claims, demands, liabilities and expenses (including such costs and reasonable counsel fees) arise by reason of MFDI’s willful misfeasance, bad faith or negligence in the performance of MFDI’s duties hereunder. The Fund acknowledges and agrees that in the event that MFDI, at the request of the Fund, is required to give indemnification comparable to that set forth in this paragraph to any broker-dealer selling Shares of the Fund or servicing agent servicing the shareholders of the Fund and such broker-dealer or servicing agent shall make a claim for indemnification against MFDI, MFDI shall make a similar claim for indemnification against the Fund.

(c)	MFDI agrees to indemnify and hold harmless the Fund, its several officers and trustees and each person, if any, who controls a Portfolio within the meaning of Section 15 of the 1933 Act against any and all claims, costs, expenses (including reasonable attorneys’ fees), losses, damages, charges, payments and liabilities of any sort or kind which the Fund, its officers, trustees or any such controlling person may incur under the 1933 Act, under any other statute, at common law or otherwise, to the extent that such liability or expense incurred by the Fund, its officers or trustees, or any controlling person, resulting from such claims or demands, arose out of: (i) MFDI’s failure to adhere to its obligations under this Agreement, including any actions taken by MFDI without appropriate authorization by the Fund; or (ii) the acquisition of any Shares by any person which may be based upon any untrue statement, or alleged untrue statement, of a material fact contained in the Fund’s Registration Statement, Prospectus or Statement of Additional Information (including amendments and supplements thereto), or any omission, or alleged
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omission, to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished or confirmed in writing to the Fund by MFDI or its affiliated persons (as defined in the 1940 Act). The foregoing rights of indemnification shall be in addition to any other rights to which the Fund or any such person shall be entitled to as a matter of law.

(d)	In any case in which one party hereto (the “Indemnifying Party”) may be asked to indemnify or hold the other party hereto (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification (an “Indemnification Claim”) against the Indemnifying Party, although the failure to do so shall not prevent recovery by the Indemnified Party, and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any Indemnification Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Indemnification Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Indemnification Claim. In the event that the Indemnifying Party does not elect to assume the defense of any such suit, or in case the Indemnified Party reasonably does not approve of counsel chosen by the Indemnifying Party, or in case there is a conflict of interest
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between the Indemnifying Party or the Indemnified Party, the Indemnifying Party will reimburse the Indemnified Party for the fees and expenses of any counsel retained by the Indemnified Party. The Fund agrees promptly to notify MFDI of the commencement of any litigation or proceedings against the Fund or any of its officers or directors in connection with the issue and sale of any Shares. The Indemnified Party will not confess any Indemnification Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

9.	Responsibility of MFDI.

(a)	MFDI shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by MFDI and the Fund in a written amendment hereto. MFDI shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. MFDI shall be liable only for any damages arising out of MFDI’s failure to perform its duties under this Agreement to the extent such damages arise out of MFDI’s willful misfeasance, bad faith, negligence or reckless disregard of such duties.

(b)	Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) MFDI shall not be liable for losses beyond its control, including, without limitation, delays or errors or loss of data occurring by reason of circumstances beyond MFDI’s control, provided that MFDI has acted in accordance with the standard set forth in Section 10(a) above, and (ii) MFDI shall not be under any duty or obligation to inquire into and shall not be liable for the
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validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which MFDI reasonably believes to be genuine.

(c)	Notwithstanding anything in this Agreement to the contrary, neither MFDI nor its affiliates, nor the Fund, the Portfolios and their affiliates, shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by MFDI, its affiliates, the Fund, the Portfolios or their affiliates.

(d)	Each party shall have a duty to mitigate damages for which the other party may become responsible.

(e)	The provisions of this Section 10 shall survive termination of this Agreement.

10.	Duties and Obligations of the Fund.

(a)	The Fund represents to MFDI that all Registration Statements and Prospectuses filed by the Fund with the SEC under the 1933 Act with respect to the Shares have been prepared in conformity with the requirements of the 1933 Act and the rules and regulations of the SEC thereunder. Except as to information included in the Registration Statement in reliance upon information provided to the Fund by MFDI or any affiliate of MFDI expressly for use in the Registration Statement, the Fund represents and warrants to MFDI that any Registration Statement, when such Registration Statement becomes effective, will contain statements required to be stated therein in conformity with the 1933 Act and the rules and regulations of the SEC; that all statements of fact contained in any such Registration Statement will
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be true and correct when such Registration Statement becomes effective; and that no Registration Statement when such Registration Statement becomes effective will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares. MFDI may but shall not be obligated to propose from time to time such amendment or amendments to any Registration Statement and such supplement or supplements to any Prospectus as, in the light of future developments, may, in the reasonable opinion of MFDI’s counsel, be necessary or advisable. MFDI shall promptly notify the Fund of any advice given to it by its counsel regarding the necessity or advisability of amending or supplementing such Registration Statement. If the Fund shall not propose such amendment or amendments and/or supplement or supplements within fifteen days after receipt by the Fund of a written request from MFDI to do so, and if within such fifteen-day period MFDI and the Fund are unable to reach agreement as to the necessity of such amendments or supplement, MFDI may, at its option, terminate this Agreement (upon sixty days’ notice to the Fund). The Fund shall not file any amendment to any Registration Statement or supplement to any Prospectus without giving MDFI reasonable notice thereof in advance; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to any Registration Statements and/or supplements to any Prospectus, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional. The Fund authorizes MFDI to use
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any Prospectus or Statement of Additional Information in the form furnished from time to time in connection with the sale of the Shares.

(b)	The Fund represents and warrants to MFDI that the Fund is an investment company registered under the 1940 Act and the Shares sold by each Portfolio are, and will be, registered under the 1933 Act.

(c)	The net asset value of the Shares shall be determined in the manner provided in the then current Prospectus and Statement of Additional Information relating to the Shares, and when determined, shall be applicable to all transactions as provided in the Prospectus. The net asset value of the Shares shall be calculated by the Fund or by another entity on behalf of the Fund. MFDI shall have no duty to inquire into, or liability for, the accuracy of the net asset value per Share as calculated.

(d)	Whenever in its judgment such action is warranted by unusual market, economic or political conditions or abnormal circumstances of any kind, the Fund may decline to accept any orders for, or make any sales of, the Shares until such time as the Fund deems it advisable to accept such orders and to make such sales, and the Fund advises MFDI promptly of such determination.

(e)	The Fund agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as MFDI may designate. The Fund shall notify MFDI in writing of the states in which the Shares may be sold and shall notify MFDI in writing of any changes to the information contained in the previous notification.
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11.	Duties and Obligations of MFDI.

(a)	MFDI will act on behalf of the Fund for the distribution of the Shares covered by the Registration Statement under the 1933 Act and provide the distribution services outlined below and as follows: (i) preparation and execution of sales or servicing agreements; (ii) preparation of quarterly 12b-1 Reports to the Board of Trustees; and (iii) literature review, recommendations and submission to the NASD.

(b)	MFDI agrees to use efforts deemed appropriate by MFDI to solicit orders for the sale of the Shares and will undertake such advertising and promotion as it believes reasonable in connection with such solicitation. To the extent that MFDI receives fees under any plan adopted by the Fund pursuant to Rule 12b-1 under the 1940 Act, MFDI agrees to furnish and/or enter into arrangements with others for the furnishing of marketing or sales services with respect to the Shares as may be required pursuant to such plan. To the extent that MFDI receives shareholder services fees under any shareholder services plan adopted by the Fund, MFDI agrees to furnish and/or enter into arrangements with others for the furnishing of, personal and/or account maintenance services with respect to the relevant shareholders of the Fund as may be required pursuant to such plan. It is contemplated that MFDI will enter into sales or servicing agreements with securities dealers, financial institutions and other industry professionals, such as investment advisers, accountants and estate planning firms. MFDI will require each dealer with whom MFDI has a selling agreement to conform to the applicable provisions of the Prospectus, with respect to the public offering price of the Shares,
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and MFDI shall not cause the Fund to withhold the placing of purchase orders so as to make a profit thereby.

(c)	MFDI shall not utilize any materials in connection with the sale or offering of Shares except the Fund’s Prospectus and Statement of Additional Information and such other materials as the Fund shall provide or approve. The Fund agrees to furnish MFDI with sufficient copies of any and all: agreements, plans, communications with the public or other materials which the Fund intends to use in connection any sales of Shares, in adequate time for MFDI to file and clear such materials with the proper authorities before they are put in use. MFDI and the Fund may agree that any such material does not need to be filed subsequent to distribution. In addition, the Fund agrees not to use any such materials until so filed and cleared for use, if required, by appropriate authorities as well as by MFDI.

(d)	MFDI will transmit any orders received by it for purchase or redemption of the Shares to the transfer agent for the Fund. MFDI will have no liability for payment for the purchase of Shares sold pursuant to this Agreement or with respect to redemptions or repurchases of Shares.

(e)	No Shares shall be offered by either MFDI or the Fund under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Fund if and so long as effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act, or if and so long as a current Prospectus as required by Section 5(b)(2) of the 1933 Act is not on file with the SEC; provided, however, that nothing contained in this paragraph shall in any way
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restrict or have any application to or bearing upon the Fund’s obligation to redeem Shares tendered for redemption by any shareholder in accordance with the provisions of the Fund’s Registration Statement, Agreement and Declaration of Trust, or By-Laws.

12.	Duration and Termination. This Agreement shall become effective on the date first written above and, unless sooner terminated as provided herein, shall continue for an initial two-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Fund’s Board of Trustees, or (ii) by a vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Fund, provided that in either event, the continuance is also approved by a majority of the trustees who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on at least sixty days’ written notice, by the Fund’s Board of Trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Fund, or by MFDI. This Agreement also will terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder). In the event the Fund gives notice of termination, all reasonable expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor underwriter, transfer agent or other service provider, and all reasonable trailing expenses incurred by MFDI, will be borne by the Fund. In the event that MFDI gives notice of termination, unless such termination is preceded by the Fund’s material breach of this Agreement, all reasonable expenses associated with
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movement (or duplication) of records and materials and conversion thereof to a successor distributor(s) (and any other service provider(s)), and all reasonable trailing expenses incurred by MFDI, will be borne by MFDI. In the event of termination, MFDI agrees that it will cooperate to permit the smooth transition of services and to minimize disruption to the Fund and its shareholders.

13.	Notices. Notices shall be addressed (a) if to MFDI, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as MFDI may inform the Fund in writing); (b) if to the Fund, at Investors Way, Norwood, Massachusetts 02062, Attention: Chief Operating Officer, with a copy to David M. Goldenberg, Esq., Chief Counsel, Mercer Global Investments, Inc., 1166 Avenue of the Americas, New York, New York 10036; or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

14.	Amendments. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

15.	Non-Solicitation. During the term of this Agreement and for a period of one year afterward, the Fund shall not recruit, or solicit, for the Fund or any other person, any of MFDI’s employees. This provision is not meant to prevent an employee of MFDI from contacting the Fund or any other person related to the Fund regarding a potential position.
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16.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

18.	Miscellaneous.

(a)	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b)	No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to the Registration Statement or adopt any policies which would affect materially the obligations or responsibilities of MFDI hereunder without the prior written approval of MFDI, which approval shall not be unreasonably withheld or delayed.

(c)	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(d)	Information. The Fund will provide such information and documentation as MFDI may reasonably request in connection with services provided by MFDI to the Fund.
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(e)	Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(f)	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(g)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(h)	No Representations or Warranties. Except as expressly provided in this Agreement, MFDI hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. MFDI disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(i)	Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(j)	Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution
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on or after October 1, 2003. Consistent with this requirement, MFDI will request (or already has requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. MFDI may also ask (and may have already asked) for additional identifying information, and MFDI may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

MGI FUNDS DISTRIBUTORS, INC.

By:	/s/ Bruno Di Stefano
Name:	Bruno Di Stefano
Title:	Vice President

MGI FUNDS

By:	/s/ David M. Goldenberg
Name:	David M. Goldenberg
Title:	Vice President and Secretary
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EXHIBIT A

THIS EXHIBIT A, dated as of May 14, 2007 is Exhibit A to that certain Underwriting Agreement dated as of July 1, 2005, between MFDI and MGI Funds.

PORTFOLIOS

MGI US Large Cap Growth Equity Fund

MGI US Large Cap Value Equity Fund

MGI US Small/Mid Cap Growth Equity Fund

MGI US Small/Mid Cap Value Equity Fund

MGI Non-US Core Equity Fund

MGI Core Opportunistic Fixed Income Fund

MGI US Short Maturity Fixed Income Fund

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